Exhibit 1.01

MoSys, Inc.

Conflicts Minerals Report

For the year ended December 31, 2014

This is the Conflict Minerals Report of MoSys, Inc. (MoSys or the Company) for calendar year 2014 in accordance with Rule 13p-1 (Rule 13p-1) under the Securities Exchange Act of 1934. Rule 13p-1 was adopted by the Securities and Exchange Commission to implement reporting and disclosure requirements related to Conflict Minerals, as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Conflict Minerals are defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tin, gold, tantalum and tungsten (collectively, referred to as “3T&G”) that originate in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

MoSys is a provider of integrated circuits used by communications, networking and storage equipment manufacturers. As a fabless semiconductor company, MoSys does not purchase directly from smelters or refineries and must rely upon its manufacturing subcontractors to: i) identify whether 3T&G minerals are used in the manufacture of MoSys’ products, ii) identify the sources of 3T&G minerals used in the manufacture of MoSys products and iii) declare whether any of the 3T&G minerals used is a Conflict Mineral. MoSys has determined that at least one or more of the 3T&G minerals is necessary to produce one or more MoSys integrated circuit products. In particular, the Company believes some material used by our foundry to produce the silicon wafers for one or more products contains at least one of the 3T&G.

The Company has conducted a good faith reasonable country of origin inquiry regarding the Conflict Minerals contained in its products, which inquiry was designed to determine (a) whether any of the Conflict Minerals contained in its products originated in the Covered Countries and (b) whether any of the Conflict Minerals are from recycled or scrap sources. The Company also exercised due diligence on the chain of custody and source of the Conflict Minerals.

MoSys’ due diligence measures were based on the Electronic Industry Citizenship Coalition and Global e-Sustainability (“EICC/GeSI”) initiative with the smelters and refiners of conflict minerals that provide 3T&G to the Company’s suppliers. MoSys’ due diligence measures were comprised of:

•                  Conducting a supply-chain survey with direct suppliers of materials containing 3T&G using the EICC/GeSI Conflict Minerals Reporting Template to identify the smelters and refiners;

•                  Comparing the smelters and refiners identified in the supply-chain survey against the list of smelter facilities which have been identified as “conflict free” by programs such as the EICC/GeSI Conflict Free Smelter (“CFS”) program for 3T&G; and

•                  Reviewing our suppliers’ conflict minerals policies to ensure that they are encouraging their suppliers to not source from refiners, smelters and other suppliers that may use Conflict Minerals.

Based on the information provided by the Company’s suppliers and through the due diligence process, set forth below is a list of CFS certified conflict-free facilities identified by the Company’s supply chain thus far:

Mineral	Smelter or Refiner Facility Name	Smelter ID
Gold	Heraeus Ltd. Hong Kong	CID000707
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CID001277
Tantalum	Ulba	CID001969
Tin	CV United Smelting	CID000315
Tin	EM Vinto	CID000438
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CID000538
Tin	Malaysia Smelting Corporation (MSC)	CID001105
Tin	Metallo Chimique	CID001143
Tin	Mineração Taboca S.A.	CID001173
Tin	Minsur	CID001182
Tin	Mitsubishi Materials Corporation	CID001191
Tin	OMSA	CID001337
Tin	PT Bangka Putra Karya	CID001412
Tin	PT Bukit Timah	CID001428
Tin	PT Stanindo Inti Perkasa	CID001468
Tin	PT Timah	CID001482
Tin	Thaisarco	CID001898
Tin	Yunnan Tin Company, Ltd.	CID002180
Tungsten	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	CID000769
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CID000875
Tungsten	Xiamen Tungsten Co., Ltd	CID002082
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CID002320
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CID002494

During the reporting period for the year ending December 31, 2015, the Company intends to continue to take the following steps to mitigate the risk that necessary Conflict Minerals will benefit armed groups and improve its due diligence: (a) encourage its supply chain to transition to compliant smelters and refiners; and (b) work with suppliers to improve the content of their survey responses and provide written confirmations as to their due diligence process.